Exhibit 23.6

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in this registration statement on Form S-8 pertaining to Non-Statutory Incentive Stock Options Issuable to Consultants and Employees of our report dated May 8, 1998 with respect to our audit of the consolidated financial statements of Systems Communications, Inc. and Subsidiaries as of December 31, 1997 and for the year then ended, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1997.


/s/  Moore Stephens Lovelace, P.A
     Moore Stephens Lovelace, P.A.
     Certified Public Accountants


Orlando, Florida
June 19, 1998